Exhibit 99.1

November 11, 2026

DeFi Development Corp. Promotes John Han to Chief Operating Officer While Continuing as CFO

BOCA RATON, FL — November 11, 2026 — DeFi Development Corp. (Nasdaq: DFDV) (the “Company”), the first public company with a treasury strategy built to accumulate and compound Solana (“SOL”), today announced the promotion of John Han to Chief Operating Officer (COO), in addition to his existing role as Chief Financial Officer (CFO).
Since joining DeFi Dev Corp., John has played a central role in the Company's financial and operational development, helping guide its growth as a publicly traded Solana treasury company. His leadership has been instrumental in overseeing the Company's financial strategy, capital markets activities, corporate finance, and financial reporting, while contributing to the execution of key strategic initiatives across the organization.
“John has been an integral part of building and scaling DeFi Dev Corp., and his contributions extend well beyond the traditional responsibilities of a CFO,” said Joseph Onorati, Chief Executive Officer of DeFi Development Corp. “His extensive financial background, demonstrated financial acumen, and disciplined approach to execution make him exceptionally well-suited to help lead our next phase of growth, particularly as we advance our bold new capital markets strategy centered around CHAD. Expanding John's role to Chief Operating Officer is a natural evolution of the leadership he has already demonstrated.”
In his expanded role as Chief Operating Officer and Chief Financial Officer, John will oversee the Company's day-to-day business operations, organizational execution, and cross-functional coordination, while continuing to lead its financial strategy, capital markets activities, and financial reporting. His expanded responsibilities will help strengthen the Company's operational infrastructure, improve execution across strategic initiatives, and support DeFi Dev Corp.'s continued growth as it advances its Solana treasury strategy and broader business objectives.
About DeFi Development Corp.
DeFi Development Corp. (Nasdaq: DFDV) has adopted a treasury policy under which the principal holding in its treasury reserve is allocated to SOL. Through this strategy, the Company provides investors with direct economic exposure to SOL, while also actively participating in the growth of the Solana ecosystem. In addition to holding and staking SOL, DeFi Development Corp. operates its own validator infrastructure, generating staking rewards and fees from delegated stake. The Company is also engaged across decentralized finance (DeFi) opportunities and continues to explore innovative ways to support and benefit from Solana’s expanding application layer.

The Company is also an AI-powered online platform that connects the commercial real estate industry by providing value-add services and software subscriptions to multifamily and commercial property professionals, as the Company connects the increasingly complex ecosystem that stakeholders have to manage. The Company’s data and software offerings are generally offered on a subscription basis as software as a service.

Investor Contact:
ir@defidevcorp.com

Media Contact:
press@defidevcorp.com